PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 7, 2012
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Announces its Investment in OpGen, Inc.

Harris & Harris Group, Inc. (NASDAQ: TINY) has invested $815,000 in a growth capital financing for OpGen, Inc., a privately held company. Harris & Harris Group and Cross Creek Capital, an affiliate of Wasatch Advisors, joined existing investors, Highland Capital Partners, Versant Ventures, jVen Capital and CHL Medical Partners, in the round. With the announced financing, Misti Ushio, Ph.D., of Harris & Harris Group, will join the OpGen board of directors.

The proceeds from this financing will be used to accelerate the commercialization of OpGen’s Argus® Whole Genome Mapping System, as well as its Genome-Builder™ tool suite for large genome sequencing assembly and data analysis. OpGen’s press release may be viewed at http://www.businesswire.com/news/home/20120307005453/en/OpGen-Completes-Growth-Capital-Financing.

Harris & Harris Group is an early-stage, active investor in transformative nanotechnology companies. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.businesswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.